Exhibit 99.1
For immediate release
For more information, contact:
Investor Relations
(972) 699-4055
Email: investor@furmanite.com
CHARLES R. COX APPOINTED CHAIRMAN AND CEO OF
FURMANITE CORPORATION;
MICHAEL L. ROSE RETIRES
Board Appoints Kevin R. Jost as a Director
Dallas, Texas — March 10, 2010 — Furmanite Corporation (NYSE: FRM) announced that Charles R. Cox, a director of Furmanite since 1995, has been appointed chairman and CEO by the board of directors. His appointment follows the retirement of Michael L. Rose as chairman and CEO and as a director. The board also appointed Kevin R. Jost as a director to fill the vacancy.
An industrial services, engineering and construction industry veteran, Mr. Cox has 37 years of leadership experience, including 29 years with Fluor Corporation. His senior executive roles at Fluor include U.S. and global operations, serving clients in a wide range of industries. After retiring from Fluor in 1998, he served as chairman and CEO of WRS Infrastructure & Environment, Inc., a private equity group held company, from 2001 to 2006. Since then, he has served as chairman of two additional firms held by the same private equity group. Mr. Cox, 67, has been a member of the Furmanite board of directors since 1995. Mr. Cox also previously served on the boards of two other publicly traded firms, Kaneb Services LLC (NYSE: KSL) and Kaneb Pipe Line Partners, L.P. (NYSE:KPP)
Mr. Rose, 71, joined Furmanite in July 2005 and served the company first as president and chief operating officer since August 2005 and then as chairman of the board and CEO since January 2009.
“On behalf of the Board and management team, I want to thank Mike for his outstanding service to Furmanite, and welcome Charlie in this new and expanded role,” said Sangwoo Ahn, presiding non-executive director of Furmanite’s board. “Charlie is uniquely qualified to lead Furmanite, based on both his professional background and his deep knowledge of the company. He brings senior level strategic leadership skills, large scale global operational experience and an entrepreneurial commitment to value creation. We are confident that, through his experience and his solid understanding of Furmanite’s markets and operations, Charlie will drive a high level of performance going forward.”
Mr. Cox said, “Furmanite has a great team in place, a strong balance sheet, long term customer relationships and world class services. I look forward to working closely with Joe

Milliron, our president and chief operating officer, and the entire worldwide team as we develop Furmanite into a more focused and profitable company that delivers value to our shareholders.”
In addition to appointing Mr. Cox to serve as Chairman and CEO of Furmanite, the board of directors appointed Kevin R. Jost as a director. Mr. Jost is the former president of Honeywell Imaging and Mobility (previously Hand Held Products, Inc.), a manufacturer of data collection and management solutions. Mr. Jost was president and CEO of Hand Held Products from its inception in 1999 until it was acquired by Honeywell in 2007, and continued to serve as the company’s chairman and CEO through his retirement in December 2008. From 1982 until 1999, Mr. Jost was Vice President and general manager of Welch Allyn Data Collection, a division of Welch Allyn, Inc., which acquired Hand Held Products. The company continued under the name of Hand Held Products. Since 2004, Mr. Jost has served as a member of the board of directors of PAR Technology (NYSE: PTC), a publicly-traded company that delivers solutions for the hospitality, logistics and government industries.
About Furmanite
Furmanite Corporation (NYSE: FRM) is a worldwide technical services firm. Headquartered in Dallas, Texas, Furmanite, one of the world’s largest specialty technical services companies, delivers a broad portfolio of engineering solutions that keep facilities operating, minimizing downtime and maximizing profitability. Furmanite’s diverse, global customer base includes offshore drilling operations, pipelines, refineries and power generation facilities, chemical and petrochemical plants, steel mills, automotive manufacturers, pulp and paper mills, food and beverage processing plants, semi-conductor manufacturers and pharmaceutical manufacturers. The company’s customer base also includes U.S. governmental entities. Furmanite operates more than 70 offices on six continents.
Forward Looking Statements: Certain of the Company’s statements in this press release are not purely historical, and as such are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.These include statements regarding management’s intentions, plans, beliefs, expectations or projections of the future. Forward-looking statements involve risks and uncertainties, including without limitation, the various risks inherent in the Company’s business, and other risks and uncertainties detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission. One or more of these factors have affected, and could in the future affect the Company’s business and financial results in future periods, and could cause actual results to differ materially from plans and projections. There can be no assurance that the forward-looking statements made in this document will prove to be accurate, and issuance of such forward-looking statements should not be regarded as a representation by the Company, or any other person, that the objectives and plans of the Company will be achieved. All forward-looking statements made in this press release are based on information presently available to management, and the Company assumes no obligation to update any forward-looking statements.